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                                  EXHIBIT 4.3


                              CONSULTING AGREEMENT

THIS AGREEMENT made this second day of November, 1999, between COi Solutions, Inc, the ("Company"); and and Saran Associates and Peter Storms the Individual, hereinafter referred to collectively as the ("Consultant")., hereinafter referred to collectively as the ("Consultant").

WHEREAS:

The Company is engaged in the design, sourcing, development, licensing, marketing and distribution of various business solutions and related consulting services to both business and international markets.

The Company and the Consultant have agreed to enter into an business relationship for their mutual benefit.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

1.   RETAINER.
     a) The Company retains the Consultant to undertake the duties and exercise the powers as a Consultant, and outlined herein with the terms and conditions set forth in this Agreement;

     b) The Consultant specifically undertakes and shall be responsible for providing services relating to the prime business of the Company. All services will be directed by the Company, including by not exclusive to; due diligence relating to the Company's business relatonships/potential mergers and acquisitions, marketing and business strategic planning and business development in geographic areas where the Company operates.

2.   TERM.
         The appointment shall commence with effect from November 2, 1999, for two years with an option to renew on mutually acceptable terms for a further period of two years.

3.   COMPENSATION.
         The remuneration of the Consultant for his services shall be based on each completed project as directed by the Company through an agreed to Statement of Work.

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4.   EXPENSES.
         It is understood and agreed that the Consultant will incur expenses in connection with his duties under this Agreement. The Company will reimburse the Consultant for any accountable expenses provided that the Consultant provides the Company with a written account within reasonable time of incurring the expense. The Consultant will not be reimbursed for any item in excess of US $500.00 unless approved in advance by the Company.

5.   SERVICE.
         a) The Consultant shall faithfully serve the Company and use his best efforts to promote the interests thereof and shall not disclose the business affairs or trade secrets of the Company to any person for any purposes other than those of the Company;

         b) It is acknowledged that this retainer of the Consultant by the the Company is on a part-time basis and that should this situation change that the Company and the Consultant will endeavour to adjust this Agreement accordingly.

6.   INTELLECTUAL PROPERTY.
         Intellectual Property means all legally recognised rights that result or derive from the Consultant's services provided to the Company or with the knowledge, use or incorporation of Confidential Information, and includes but is not limited to developments, inventions, designs, works of authorship, topographies, improvement and ideas, whether or not patentable, copyrightable or registrable, conceived or made by the Consultant (individually or in collaboration with others) during the Term or which result from or derive from the Company or which are reasonably related to the business of the Company.

7. TERMINATION OF ENGAGEMENT.
         The parties understand and agree that this Agreement may be terminated in the following manner in the specified circumstances:

         a) By the Consultant or the Company, at any time, for any reason, on the giving of three months' written notice to the other Party;

         b) By the Company, in his absolute discretion, without any notice or compensation in lieu thereof, for any material breach of the provisions of this Agreement.

8.   THE COMPANY'S PROPERTY.
         The Consultant acknowledges that all items of any and every nature or kind created or used by the Consultant pursuant to the Consultant's engagement under this Agreement, or furnished the Company by the Consultant, and all equipment, books, records, reports, files, manuals, literature, Confidential Information or other materials shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly on the termination of the Consultant's engagement irrespective of the time, manner or cause of the termination.

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9.   CONFIDENTIAL INFORMATION
         a) The Consultant acknowledges that he will acquire information about certain matters and things which are confidential to the Company ("Confidential Information"), and which information is the exclusive property of the Company including but not limited to the following:
                  i) product design and manufacturing information and computer programs, codes, materials, prototypes, products samples, analyses, reports;

                  ii) names and addresses, buying habits and preferences of present customers of the Company, as well as prospective customers and all other proprietary lists;

                  iii)     pricing and sales policies, techniques and concepts;

                  iv)      trade secrets; and

                  v) other Confidential Information concerning the business operations or financing of the Company.

         c) The Consultant acknowledges the information as referred to in paragraph 9(a) could be used to the detriment of the Company. Accordingly, the Consultant undertakes not to disclose same to any third party either during the term of his employment except as may be necessary in the proper discharge of his employment under this Agreement, or after the term of his employment, however caused, except with the written permission of an officer of the Company.

10.  ASSIGNMENT OF RIGHTS.
         The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Consultant under this Agreement are not assignable or transferable in any manner.

11.  NOTICES.
         a) Any notice required or permitted to be given to the Consultant shall be sufficiently given if delivered to the Consultant personally or if mailed by registered mail to the Consultant's address last known of the Company;

         b) Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the the Company office at its address last known to the Consultant.

12. SEVERABILITY.
         In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

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13. ENTIRE AGREEMENT.
         The contract constitutes the entire Agreement between the parties with respect to the engagement and appointment of the Consultant and no representations, promises, agreements or understandings, written or oral, express or implied, not contained in this Agreement, shall be valid or binding unless it is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom the waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at the time or shall be deemed a valid waiver of the provision at any other time.

14. MODIFICATION OF AGREEMENT.
         Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

15. HEADINGS.
         The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

16. GOVERNING LAW.
         This Agreement shall be construed in accordance with the laws of the State of Nevada


IN WITNESS WHEREOF, this Agreement has been executed by the parties to it, the day, month and year first written above.


EXPEDIACOM SOLUTIONS, INC.                     SARAN ASSOCIATES



Per:_________________________                  Per:______________________
Name:  Robert W. Wilder, President             Name:  Peter Storms, President


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